SECOND AMENDED AND RESTATED RELATIONSHIP AGREEMENT

This Second Amended and Restated Relationship Agreement (the “Agreement”) dated as of March 19, 2020 (the “Effective Date”) is made and entered into between Ford Motor Company, a Delaware corporation (“Ford”), and Ford Motor Credit Company LLC, a Delaware limited liability company (“Ford Credit”).

RECITALS

A. Ford Credit supports the sale of Ford’s products by providing, among other things, wholesale, retail, and lease financing for the purchase and lease of those products.

B. Ford Credit is highly dependent on the public debt markets to raise funds for its business.

C. Ford Credit’s ability to raise funds in the public debt markets is highly dependent on its credit ratings, which, in turn, are dependent on the level of Ford Credit’s equity, the quality of its assets, and its liquidity.

D. It is important to the success of Ford that Ford Credit remains a viable finance company that can fund itself in the public debt markets and continue supporting the sale of Ford’s products.

E. Towards maintaining the viability of Ford Credit, the parties entered into (i) an agreement dated October 18, 2001, as amended on December 12, 2006, and as further amended on March 14, 2008 (the “Intercompany Agreement”), which provided for certain agreements regarding transactions between them and the creditworthiness of Ford Credit, and (ii) an Amended and Restated Support Agreement dated November 6, 2008 (the “Support Agreement”), which provided for Ford to make capital contributions to Ford Credit to keep its Managed Leverage (as defined below) from exceeding 11.5 to 1.

F. On April 30, 2014, the parties entered into a Relationship Agreement (the “2014 Relationship Agreement”) in order to (i) combine the provisions of the Intercompany Agreement and the Support Agreement into a new, single agreement, (ii) make certain revisions to those provisions, and (iii) allocate and make available to Ford Credit a portion of the commitments under Ford’s corporate credit facility. On the Effective Date of the 2014 Relationship Agreement, the Intercompany Agreement and the Support Agreement were terminated.

G. On April 30, 2015, the parties entered into an Amended and Restated Relationship Agreement (the “2015 Relationship Agreement”) to, among other things, increase the allocation to Ford Credit of a portion of the commitments under Ford’s corporate credit facility.

H. The parties now desire to amend and restate the 2015 Relationship Agreement to, among other things, remove the allocation to Ford Credit of a portion of the commitments under Ford’s corporate credit facility.

NOW, THEREFORE, for good and valuable consideration and the mutual agreements herein provided, the parties agree as follows:

1. The parties agree that all Affiliate Receivables (as defined below) shall be on arm’s-length terms. For purposes hereof, “Affiliate Receivables” means any advance, loan, extension of credit, or other financing to Ford or any affiliate of Ford other than a Credit Affiliate (as defined below) whose assets and liabilities are consolidated with Ford’s on Ford’s consolidated balance sheet (“Automotive Affiliate”). Ford Credit shall enforce, and cause any affiliate of Ford Credit whose assets and liabilities are consolidated with Ford Credit’s on Ford Credit’s consolidated balance sheet (“Credit Affiliate”) to enforce, all Affiliate Receivables in a commercially reasonable manner, and Ford shall pay, shall cause its Automotive Affiliates to pay, and shall guarantee its Automotive Affiliates’ payment of, Affiliate Receivables in accordance with their terms.

2. Ford Credit shall not, nor shall it permit any Credit Affiliate to, guarantee any indebtedness of (other than Permitted Guarantees), or purchase any equity securities issued by, or make any other investment in, Ford (parent company only) or any Automotive Affiliate. In addition, Ford Credit shall not, nor shall it permit any Credit Affiliate to, purchase or finance any real property (other than Permitted Mortgages) or manufacturing equipment (including tooling) from or of Ford or any Automotive Affiliate that is classified as an Automotive asset on Ford’s consolidated balance sheet. Ford shall not, nor shall it permit any Automotive Affiliate to request or require Ford Credit or any Credit Affiliate to do any of the transactions prohibited by this paragraph 2. For purposes hereof, “Permitted Guarantees” shall mean guarantees by Ford Credit or Credit Affiliates of indebtedness of Ford or Automotive

Affiliates that are cash collateralized in full and guarantees that are not cash collateralized in full but which at any time do not exceed $500 million in the aggregate, and “Permitted Mortgages” shall mean financing by Ford Credit or Credit Affiliates of real property of Ford or Automotive Affiliates which at any time does not exceed $500 million in the aggregate.

3. As used herein, “Managed Leverage” means, as of the end of each calendar quarter, Ford Credit’s managed leverage reported in, and calculated in accordance with the managed leverage formula as set forth in, Ford Credit’s periodic report (Form 10-Q or Form 10-K, as the case may be) covering such calendar quarter filed with the United States Securities and Exchange Commission. In the event that Ford Credit’s Managed Leverage as of the end of any calendar quarter, beginning with the calendar quarter ending March 31, 2020, is higher than 11.5 to 1, then, upon demand by Ford Credit, Ford shall make or cause to be made a capital contribution to Ford Credit in an amount sufficient to have caused such Managed Leverage to have been 11.5 to 1. Such capital contribution, if required, will be made not later than 30 days after the filing by Ford Credit of its Form 10-Q or Form 10-K, as the case may be, covering such calendar quarter.

4. Ford Credit shall, and shall cause each Credit Affiliate to, conduct its business, including its finance and lease business, in a prudent and commercially reasonable manner, including maintaining and adhering to credit risk underwriting standards for finance and lease receivables and residual assumptions for lease receivables it acquires or originates that are consistent with industry standards. Ford shall not, nor shall it permit any Automotive Affiliate to, require Ford Credit or any Credit Affiliate to accept credit or residual risk beyond what it would be willing to accept acting in a prudent and commercially reasonable manner. For avoidance of doubt, acquisition or origination of finance or lease receivables having terms that are not market-based shall be considered to be prudent and commercially reasonable if subsidies (in the form of interest rate subvention payments, guarantees, residual risk sharing arrangements, or otherwise) are provided by Ford or an Automotive Affiliate in an amount sufficient to assure that Ford Credit or a Credit Affiliate, as the case may be, will receive the economic benefits of such receivables as if they had been acquired or originated on market-based terms. Notwithstanding the foregoing, in recognition of the fact that Ford uses Ford Credit as the exclusive provider of financial services for special retail and lease programs to support the sale of products manufactured by Ford and other Automotive Affiliates, it is understood that it would be commercially reasonable and prudent for Ford Credit to accept, to a limited extent, higher levels of credit risk than it might otherwise accept in order to continue as the exclusive provider of financial services to Ford and the other Automotive Affiliates with respect to such programs. For any given program, Ford Credit may waive its right to be the exclusive provider of financial services to Ford and the other Automotive Affiliates.

5. Ford and Ford Credit agree that (a) Ford Credit shall at all times maintain its books, records, financial statements, and bank accounts separate from those of Ford and any Automotive Affiliate; (b) Ford Credit shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain, or identify its assets from those of Ford and any Automotive Affiliate; (c) the funds and other assets of Ford Credit shall not be commingled with those of Ford or any Automotive Affiliate; (d) Ford Credit shall at all times hold itself out as a legal entity separate and distinct from Ford and any Automotive Affiliate; (e) except with respect to the agreements set forth in Paragraph 3 hereof and Paragraphs 9 through 16 hereof, each will act in a manner and conduct its business such that creditors of Ford, acting reasonably, will rely primarily on the creditworthiness of, and look solely to the assets of Ford, for repayment of indebtedness, and creditors of Ford Credit, acting reasonably, will rely primarily on the creditworthiness of, and look solely to the assets of Ford Credit, for repayment of indebtedness; and (f) they otherwise will take such reasonable and customary action so that Ford Credit will not be consolidated with Ford or any Automotive Affiliate in any case or other proceeding seeking liquidation, reorganization, or other relief with respect to Ford or any Automotive Affiliate or its debts under any bankruptcy, insolvency, or other similar law.

6. In the event that Ford or any of its subsidiaries engages in a corporate transaction that causes the Pension Benefit Guaranty Corporation (“PBGC”) to threaten to terminate the pension plans sponsored by Ford or any of its subsidiaries, Ford shall, or shall cause any of its subsidiaries to, seek to negotiate a settlement with the PBGC to avoid an involuntary plan termination. In connection with such negotiated settlement, Ford shall endeavor not to grant to the PBGC a security interest in the assets of Ford Credit that has priority over the claims of unsecured creditors of Ford Credit.

7. All determinations to be made under this Agreement shall be made in accordance with, or with reference to financial statements prepared in accordance with, United States generally accepted accounting principles. For purposes of this Agreement, the term “lease receivables” shall mean “net investment in operating leases” as stated on or reflected in Ford Credit’s consolidated financial statements.

8. During the term of this Agreement, Ford Credit shall continue to make inventory and capital financing generally available to dealers of vehicles manufactured or sold by Ford or its Automotive Affiliates and shall continue to make retail and lease financing generally available to such dealers’ customers to substantially the same extent that Ford Credit has historically made such services available, so long as providing such services to such an extent would not result in a breach of any of the foregoing provisions. Nothing herein precludes Ford Credit from providing or continuing to provide financial services to automotive manufacturers other than Ford or its Automotive Affiliates.

9. This Agreement shall be construed and interpreted in accordance with, and governed by, the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

10. This Agreement shall terminate initially on April 30, 2025 (the “Termination Date”). On April 30, 2021, and on each April 30 thereafter during the term of this Agreement, the Termination Date shall be extended automatically for an additional one-year period (ending on the April 30 next following the then-current Termination Date) unless either party shall have given the other party written notice during the period beginning on the January 1 and ending on the April 1 immediately preceding such April 30, specifying its election not to extend the Termination Date beyond the then-current Termination Date and that the term of this Agreement shall, therefore, expire on such then-current Termination Date.

11. No person other than Ford and Ford Credit, and their permitted successors and assigns, shall have any right to enforce any term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FORD MOTOR COMPANY	FORD MOTOR CREDIT COMPANY LLC
By: /s/ David A. Webb David A. Webb Treasurer	By: /s/ Marion B. Harris Marion B. Harris Chief Executive Officer